XSTELOS HOLDINGS, INC.
630 Fifth Avenue, Suite 2260
New York, New York 10020

May 24, 2012

To:	Jonathan Couchman c/o Xstelos Holdings, Inc. 630 Fifth Avenue, Suite 2260 New York, NY 10020

We are pleased to inform you that on April 19, 2012, the Board of Directors of Xstelos Holdings, Inc. (the “Company”) authorized the grant to you on April 26, 2012 of a non-qualified stock option (the “Option”) to purchase Two Million Five Hundred Thousand (2,500,000) shares of common stock (the “Shares”), $0.001 par value, of the Company (“Common Stock”), at a price of $0.35 per Share.

All of the Option is currently exercisable. The Option, to the extent not previously exercised, will expire March 14, 2020.

The Option is not transferable and may be exercised solely by you during your lifetime or after your death by the person or persons entitled thereto under your will or the laws of descent and distribution. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, the Option contrary to the provisions hereof, shall be void and ineffective and shall give no right to the purported transferee.

In the event of your death, the Option may thereafter be exercised, by the legal representative of your estate or by your legatee under your will, for a period of one year after the date of such death or until the expiration of the stated term of the Option, whichever period is shorter.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, cash dividend or distribution or other change in corporate structure affecting the Common Stock, the Board of Directors of the Company shall make an appropriate and equitable adjustment in the number and option price of shares subject to the Option to the end that after such event your proportionate interest shall be maintained as immediately before the occurrence of such event.

The Company may make such provisions as it may deem appropriate, consistent with applicable law, in connection with the Option with respect to the withholding of any taxes or any other tax matters.

The Company, in its sole discretion, may file a registration statement under the Securities Act of 1933, as amended (the “Act”), in order to register the Shares. Unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with some other disclosure exemption will be required before any Shares may be sold; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate “stop transfer” order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you.

The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment in full of the purchase price of the Shares to be purchased. The purchase price is to be paid in by check, such other instrument as may be acceptable to the Board of Directors of the Company, or, at the discretion of the Board of Directors of the Company, by delivering shares of Common Stock already owned by you and having a Fair Market Value (as hereinafter defined) on the trading day immediately preceding the date of exercise equal to the exercise price of the Option, or a combination of shares of Common Stock and cash.

Fair Market Value means the closing price of publicly traded shares of Common Stock on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or on the NASDAQ or NYSE Stock Markets (if the shares of Common Stock are regularly quoted on the NASDAQ or NYSE Stock Markets), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Board of Directors of the Company. Anything in this provision to the contrary notwithstanding, in no event shall the purchase price of a share of Common Stock be less than the minimum price permitted under rules and policies of the national securities exchange on which the shares of Common Stock are listed.

Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this letter under the words “Agreed To and Accepted.”

Very Truly Yours,

XSTELOS HOLDINGS, INC..

By:
	Name:	Adam Finerman
	Title:	Director

Jonathan M. Couchman

Exhibit A

[Name]
[Address]
[City, State Zip]

Gentlemen:

Notice is hereby given of my election to purchase __________ Shares of Common Stock, $0.001 par value per share (the “Shares”), of Xstelos Holdings, Inc., at a price of U.S. $____ per Share, pursuant to the provisions of the option granted to me on ______________, 2010. I elect to pay for the Shares as follows:

☐	by delivery of my check in the amount of $__________.

☐	* by delivery of Shares having a total value of $__________, such value being based on the closing price(s) of the Shares on the date hereof.

☐	* by my election to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate fair market value on the date of exercise equal to the purchase price.

The following information is supplied for use in issuing and registering the Shares purchased hereby:

Number of Certificates and Denominations

Name

Address

Social Security Number

Dated: _________________

Very truly yours,

* Subject to approval of the Board of Directors